Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam Friedman	Jan Murley
	Adam Friedman Associates	The Boyds Collection, Ltd.
	212-981-2529 x.18	717-633-9898 x. 2173
914-419-7384 (cell)
	adam@adam-friedman.com	j_murley@boydsstuff.com

Robert Coccoluto Appointed New Chief Executive Officer of
the Boyds Collection, Ltd.

Jan Murley to Remain with Company through Emergence from Chapter 11

Gettysburg, PA — May 25, 2006 —The Boyds Collection, Ltd., a leading designer and manufacturer of unique, whimsical and “Folksy With Attitude(SM)” gifts and collectibles, announced today the appointment of Robert Coccoluto as CEO, replacing Jan Murley. Ms. Murley, who is leaving to pursue other interests, will remain with the Company until June 30, 2006 or the Company’s emergence from Chapter 11, to assist with the transition to new management.

“I am honored and excited to accept the opportunity to lead the Company forward as a stronger competitor in the marketplace,” said Mr. Coccoluto, incoming chief executive officer. “The Board and the management team share my commitment to growing Boyds. I am confident that together we will build a stronger and invigorated Company that will be better able to serve our employees and all of our loyal customers. As we move forward, we are particularly focused on serving and retaining our retail and collector base, which has been and continues to be loyal and committed to the Company.”

Mr. Coccoluto previously served as President and CFO of the Company from 1998 to 2000. In 2001, he founded Advanced Design Group, which designed and marketed unique garden decorations. In 2004, he joined Frost Associates where he has served as a management and M&A advisor to companies in the gift and home décor industries.

Ms. Murley has led the Company for the last three years. Before taking on responsibilities as CEO, she spent three years as group vice president for Hallmark Cards, the world’s largest publisher of greeting cards and related gifts, which she joined following a more than 20-year tenure at Procter & Gamble.

The Company also announced today the appointment of Peter Frost as Chief Operating Officer. Mr. Frost previously served as VP of Finance and CFO of the Company from 1999-2002. In 2002, he joined Gotham Golf Partners, an owner/operator of 26 golf courses, as CFO. In 2003, he founded Frost Associates, where he serves as a management and M&A advisor to companies in the gift industry.

Michael A. Prager, who is Boyds’ Group Vice President, Wholesale, will assume the position of President, effective immediately. A highly experienced executive, Mr.

Prager’s nearly 20-year career has been spent at industry-leading consumer products companies, including Procter & Gamble, Johnson & Johnson and The Timberland Company. Mr. Prager has been with Boyds since 2004.

“ I am pleased by the confidence expressed by the Board in choosing me to take on the position of President. I believe my many years of experience will allow me to make a major contribution to the company’s growth in the years to come.”

The court has scheduled a confirmation hearing with respect to the Boyds Reorganization Plan for June 8, 2006. The proposed Plan has the support of both its largest secured lender and the Official Committee of Unsecured Creditors in its Chapter 11 cases. Boyds  is on track to emerge from Chapter 11 in June.

About The Boyds Collection, Ltd.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy with Attitude(SM)” gifts and collectibles, known for their high quality and affordable pricing. The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.”  Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998. Information about Boyds can be found at www.boydsstuff.com

Cautionary Statement Regarding Forward-Looking Information

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and the industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

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